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                                   EXHIBIT 12

                                  SUBSIDIARIES

                              CROWELL & CO., INC.



Ivey Homes, Inc., a Georgia Corporation

Budget Storage Warehouse, Inc., a Georgia Corporation

Keystone Homes, Inc., a Georgia Corporation

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